                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                             THE FORSCHNER GROUP, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)
                                       N/A
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1)  Title of each class of securities to which transaction applies:
                                       N/A
          .................................................................

               2)  Aggregate number of securities to which transaction
          applies:
                                       N/A
          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):
                                       N/A
          .................................................................

               4)  Proposed maximum aggregate value of transaction:
                                       N/A
          .................................................................

               5)  Total fee paid:
                                       N/A
          .................................................................

          [ ]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:
                                       N/A
          .................................................................

               2)   Form, Schedule or Registration Statement No.:
                                       N/A
          .................................................................

               3)   Filing Party:
                                       N/A
          .................................................................

               4)   Date Filed:
                                       N/A
          .................................................................

                  [LOGO]   THE FORSCHNER GROUP, INC.
                               ONE RESEARCH DRIVE
                           SHELTON, CONNECTICUT 06484







                                                                    May 15, 1995




Dear Fellow Stockholder:

You are cordially invited to attend the 1995 Annual Meeting of Stockholders of The Forschner Group, Inc. to be held at the offices of United Illuminating Company, Western Service Center Building, 801 Bridgeport Avenue, Shelton, Connecticut on Thursday, June 8, 1995, at 10:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement fully describes the formal business to be transacted at the Meeting, which includes the election of directors of the Company. Directors and officers of the Company will be present to host the meeting and to respond to any questions from our shareholders. We hope you will be able to attend.

Whether or not you can attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly. This action will not limit your right to revoke your proxy in the manner described in the accompanying Proxy Statement or to vote in person if you wish to attend the Annual Meeting and vote personally.

The directors, officers and employees of The Forschner Group, Inc. look forward to seeing you at the meeting.

Sincerely,

James W. Kennedy                         Leo Hart

James W. Kennedy                         M. Leo Hart
Co-Chairman and Chief Executive Officer  Co-Chairman and Chief Executive Officer

                                  [LOGO]

                           THE FORSCHNER GROUP, INC.

                               One Research Drive
                           Shelton, Connecticut 06484



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 8, 1995


To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of The Forschner Group, Inc. (the "Company" or "Forschner") will be held on June 8, 1995 at 10:30 a.m. (local time) at the offices of United Illuminating Company, Western Service Center Building, 801 Bridgeport Avenue, Shelton, Connecticut for the following purposes:

     (1) To elect sixteen members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed April 24, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994 is enclosed herewith.

                                        By Order of the Board of Directors.


                                        Thomas M. Lupinski
                                        THOMAS M. LUPINSKI, Secretary

Dated:   Shelton, Connecticut
         May 15, 1995



                             YOUR VOTE IS IMPORTANT

TO ENSURE A QUORUM, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU AT THE MEETING UPON REQUEST TO THE SECRETARY OF THE MEETING.

                 T H E   F O R S C H N E R   G R O U P ,  I N C .

                               One Research Drive
                           Shelton, Connecticut 06484



                          P R O X Y   S T A T E M E N T



     This Proxy Statement and accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of The Forschner Group, Inc., a Delaware corporation ("Forschner" or the "Company"), for use at the Company's Annual Meeting of Shareholders to be held on June 8, 1995, at 10:30 a.m. (local time) at the offices of the Company at the offices of United Illuminating Company, Western Service Center Building, 801 Bridgeport Avenue, Shelton, Connecticut, or any adjournment thereof (the "Meeting"). Copies of this Proxy Statement, the attached Notice of Annual Meeting of Shareholders, and the enclosed form of proxy were first mailed to the Company's shareholders on or about May 15, 1995.

     A proxy in the accompanying form which is properly executed, duly returned to the Board of Directors and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Meeting, the proxy will vote the shares represented thereby FOR the nominees for Directors set forth below and in accordance with his best judgment on any other matters which may properly come before the Meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Meeting. Each shareholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by notice in writing to the Secretary of the Company, or by attending the Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the Meeting does not itself revoke the proxy. The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged employees of the Company may, without additional compensation therefor, solicit proxies on behalf of the Company by personal interviews, telephone, telegraph or other means, as appropriate. The Company may also engage a proxy soliciting firm to solicit proxies, although the Company has no current plans to do so. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's Common Stock for their reasonable expenses in forwarding proxy material to, and obtaining voting instructions from, the beneficial owners of such stock.

     The close of business on April 24, 1995, has been fixed as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 8,185,360 shares of Common Stock, par value $.10 per share ("Common Stock"), issued and outstanding and entitled to vote.

     Each share of Common Stock entitles the holder thereof to one vote. A majority of the shares of Common Stock issued and outstanding constitutes a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting will be necessary for the election of Directors. Thus, abstentions and broker non-votes will not be included in the vote total in the election of Directors and will have no effect on the outcome of the vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of the Common Stock on April 24, 1995, by each person or group known by Forschner to own beneficially 5% or more of the outstanding Common Stock. Except as otherwise noted, each person listed below has sole voting and investment power with respect to the shares listed next to his or its name.

                                                Number of
Name of Beneficial Owner                          Shares        Percent owned(1)
- ------------------------                        ----------      ----------------

Louis Marx, Jr.
667 Madison Avenue
New York, NY 10021                              2,756,022(2)         31.2%

Brae Group, Inc.
15710 John F. Kennedy Blvd.
Houston, TX 77032                               2,582,000(3)         29.7%

Victorinox AG
CH-6438
Ibach, Switzerland                                790,500             9.7%

Spears, Benzak, Salomon & Farrell, Inc.
45 Rockefeller Plaza
New York, NY 10111                                535,650(4)          6.5%

Warburg, Pincus Counsellors Inc.
466 Lexington Avenue
New York, NY 10017                                501,300(5)          6.1%
- -----------------

(1) Based on 8,185,360 shares of Common Stock outstanding, not including 614,108 shares held as Treasury stock. Treated as outstanding for the purposes of computing percentage ownership of each holder are shares issuable to such holder upon exercise of Options and Warrants.

(2) Consists of 19,730 shares held directly by Mr. Marx, 4,292 shares held by a trust for the benefit of Mr. Marx, 150,000 shares issuable upon exercise of a stock option held by Mr. Marx, 2,082,000 shares held by Brae Group, Inc., which corporation Mr. Marx may be deemed to control, and 500,000 shares issuable upon exercise of a stock option held by Brae Group, Inc.

(3) Includes 500,000 shares issuable upon exercise of a stock option held by Brae Group, Inc.

(4) According to a Schedule 13G dated February 6, 1995, consists of shares as to which Spears, Benzak shares power of disposition by virtue of serving as investment advisor to a number of individuals, groups and corporations.

(5) According to a Schedule 13G dated January 20, 1995, consists of shares as to which Warburg, Pincus shares power of disposition by virtue of serving as investment advisor to many accounts.

     The following table sets forth certain information concerning the beneficial ownership of Common Stock on May 1, 1995, by each Director, each officer named in the Summary Compensation Table herein and by all Directors and officers of Forschner as a group.

                                                 Number of
    Name                                          Shares      Percent of Class(1)
    ----                                         ---------    -------------------
James W. Kennedy                                  134,179(2)         1.6%
M. Leo Hart                                       100,000(3)         1.2%
Thomas D. Cunningham                               75,000(4)          *
Stanley G. Mortimer III                            57,043(5)          *
A. Clinton Allen                                   35,000(6)          *
Thomas A. Barron                                  115,000(7)         1.4%
Michael J. Belleveau                               21,250(8)          *
Vincent D. Farrell, Jr.                            35,000(9)          *
Herbert M. Friedman                                12,868(10)         *
Peter W. Gilson                                      -0- (11)         *
Keith R. Lively                                      -0-              *
Lindsay Marx                                       25,000(12)         *
Louis Marx, Jr.                                 2,756,022(13)       31.2%
Stanley R. Rawn, Jr.                              142,711(14)        1.7%
Eric M. Reynolds                                   25,000(15)         *
John Spencer                                        1,000             *
John V. Tunney                                       -0-              *
All officers and directors                      3,680,302(16)       38.2%
  as a group (22 persons)

- -----------------
*Less than 1% of the Class.

 (1) Based on 8,185,360 shares of Common Stock outstanding, not including 614,108 shares held as Treasury Stock. Treated as outstanding for the purpose of computing the percentage ownership of each director and of all directors and officers as a group are shares issuable to such individuals upon exercise of options.

  (2) Includes 100,000 shares of Common Stock issuable upon exercise of Options held by Mr. Kennedy.

  (3) Consists of 100,000 shares of Common Stock issuable upon exercise of Options held by Mr. Hart.

  (4) Consists of 75,000 shares of Common Stock issuable upon exercise of Options held by Mr. Cunningham.

  (5) Includes 56,033 shares of Common Stock issuable upon exercise of Options held by Mr. Mortimer.

  (6) Consists of 35,000 shares of Common Stock issuable upon exercise of Options held by Mr. Allen.

  (7) Includes 100,000 shares of Common Stock issuable upon exercise of Options held by Mr. Barron.

  (8) Includes 20,000 shares of Common Stock issuable upon exercise of Options held by Mr. Belleveau.

  (9) Consists of 35,000 shares of Common Stock issuable upon exercise of Options held by Mr. Farrell.

 (10) Includes 12,500 shares of Common Stock issuable upon exercise of Options held by Mr. Friedman.


                                     - 3 -


 (11) Excludes share issuable upon exercise of a stock purchase warrant to be issued to Mr. Gilson in connection with his commencement as an employee of the Company and in consideration for his entering into an employment agreement with the Company. See "Certain Transactions".

 (12) Consists of 25,000 shares of Common Stock issuable upon exercise of Options held by Ms. Marx.

 (13) Consists of 19,730 shares of Common Stock held directly by Mr. Marx, 4,292 shares held by a trust for the benefit of Mr. Marx, 150,000 shares issuable upon exercise of Options held by Mr. Marx, 2,082,000 shares held by Brae Group, Inc., which corporation Mr. Marx may be deemed to control, and 500,000 shares issuable upon exercise of options held by Brae Group, Inc.

 (14) Includes 100,000 shares of Common Stock issuable upon exercise of Options held by Mr. Rawn.

 (15) Consists of 25,000 shares of Common Stock issuable upon exercise of Options held by Mr. Reynolds.

 (16) Includes 1,453,533 shares of Common Stock issuable to directors and officers upon exercise of Options.



                             ELECTION OF DIRECTORS

     At the meeting, sixteen Directors of the Company are to be elected by the stockholders, to hold office until the next Annual Meeting of Stockholders of the Company to be held in 1996, and until their successors shall have been duly elected and qualified.

     The nominees of the Board of Directors for election as Directors are Mr. A. Clinton Allen, Mr. Thomas A. Barron, Mr. Thomas D. Cunningham, Mr. Vincent D. Farrell, Jr., Mr. Herbert M. Friedman, Mr. Peter W. Gilson, Mr. M. Leo Hart, Mr. James W. Kennedy, Mr. Keith R. Lively, Ms. Lindsay Marx, Mr. Louis Marx, Jr., Mr. Stanley G. Mortimer III, Mr. Stanley R. Rawn, Jr., Mr. Eric M. Reynolds, Mr. John Spencer, and Mr. John V. Tunney. All of the nominees are Directors elected at the 1994 Annual Meeting of Stockholders except for Mr. Lively, who was elected in October 1994, and Messrs. Gilson and Mortimer, who were elected in December 1994. If, for any reason not presently known, any of said nominees is not available for election, the Proxies will be voted for substitute nominees. The Directors are to be elected by a vote of the holders of a plurality of the shares of Common Stock entitled to vote and present in person or represented by proxy at the meeting.

     The following table sets forth the names and ages of each Director, each nominee for Director, and each of the executive officers of the Company, the period during which each person has served as a Director or officer of the Company, and the positions and offices with the Company held by each such person.

                                                                                       Director
                                             Present Position(s)                        and/or
    Name                        Age          with the Company                       Officer Since
    ----                        ---          -------------------                    -------------
James W. Kennedy                 44          Co-Chairman of the Board
                                             and Chief Executive Officer
                                             and Director(1)                                 1981
M. Leo Hart                      46          Co-Chairman of the Board
                                             and Chief Executive Officer
                                             and Director(2)                                 1991
Peter W. Gilson                  55          Chairman of the Executive
                                             Committee and Director(3)                 Dec., 1994
Thomas D. Cunningham             46          Executive Vice President,
                                             Chief Financial Officer
                                             and Director(4)                           Mar., 1994
Stanley R. Rawn, Jr.             67          Senior Managing Director

                                             and Director(5)                                 1990
Harry R. Thompson                65          Managing Director(6)                      Dec., 1994
Stanley G. Mortimer III          52          Executive Vice President
                                             and Director(7)                           Dec., 1994
Thomas M. Lupinski               42          Senior Vice President, Controller,
                                             Secretary and Treasurer                         1986
Michael J. Belleveau             38          Vice President                            Jan., 1994
John K. Kellersman               45          Vice President                            Jan., 1994
David J. Parcells                37          Vice President - Operations                     1992
Douglas M. Rumbough              38          Vice President                                  1992
A. Clinton Allen                 51          Director(8)                                     1993
Thomas A. Barron                 43          Director                                        1983
Vincent D. Farrell, Jr.          48          Director(9)                                     1992
Herbert M. Friedman              63          Director(10)                                    1981
Keith R. Lively                  44          Director                                  Oct., 1994
Lindsay Marx                     29          Director                                  Feb., 1994
Louis Marx, Jr.                  63          Director(11)                                    1990
Eric M. Reynolds                 42          Director                                  Mar., 1994
John Spencer                     65          Director(12)                                    1990
John V. Tunney                   60          Director(13)                                    1992

- -----------------

  (1) Mr. Kennedy was named Co-Chairman of the Board and Chief Executive Officer in February 1994. He had been President and Chief Executive Officer since March 1988. He had become President and a Director in June 1987 and a Senior Vice President in September 1985. Prior to that time he was a Vice President. Mr. Kennedy is a member of Forschner's Executive Committee and Management Committee.

  (2) Mr. Hart was named Co-Chairman of the Board and Chief Executive Officer in February 1994. He had become Executive Vice President and a Director in October 1991. Mr. Hart is a member of Forschner's Management Committee, Executive Committee and Charitable Insurance Program Committee.

  (3) Mr. Gilson is Chairman of Forschner's Executive Committee.

  (4) Mr. Cunningham is a member of Forschner's Executive Committee, Management Committee and Special Products Committee.

  (5) Mr. Rawn is a member of Forschner's Executive Committee, Management Committee, Nominating Committee and Special Products Committee.

  (6) Mr. Thompson is Chairman of Forschner's Special Products Committee.

  (7) Mr. Mortimer was elected a Director of Forschner in December 1994. He had previously served as a Director of Forschner from June 1987 to June 1994. Mr. Mortimer was named Executive Vice President in May 1988. He had become a Senior Vice President in September 1985. Prior to that time, he was a Vice President. Mr. Mortimer is a member of Forschner's Special Products Committee.

  (8) Mr. Allen is Chairman of Forschner's Stock Option and Compensation Committee and Acquisition Committee.

  (9) Mr. Farrell is Chairman of Forschner's Audit Committee and a member of Forschner's Acquisition Committee.

 (10) Mr. Friedman is Chairman of Forschner's Charitable Insurance Program Committee and a member of Forschner's Executive Committee, Audit Committee, Nominating Committee and Special Products Committee.


                                     - 5 -

 (11) Mr. Marx is Chairman of Forschner's Management Committee and Nominating Committee and a member of Forschner's Executive Committee.

 (12) Mr. Spencer is a member of Forschner's Audit Committee and Stock Option and Compensation Committee.

 (13) Mr. Tunney is a member of Forschner's Stock Option and Compensation Committee, Acquisition Committee and Charitable Insurance Program Committee.


                            Biographical Information

     James W. Kennedy, Co-Chairman of the Board and Chief Executive Officer and a director of Forschner, has served in this capacity since February 1994. Previously, he was President and Chief Executive Officer of Forschner, a position he had held since 1988. Prior to 1988, Mr. Kennedy was Senior Vice President of Forschner and had served in various sales and marketing positions with Forschner since 1975. Mr. Kennedy has served on committees for the Specialty Advertising Association International, the National Restaurant Association, the American Meat Institute, the Sporting Goods Manufacturers Association and the American Association of Exporters and Importers. Mr. Kennedy is also a director of SweetWater, Inc., a manufacturer and marketer of portable water filtration systems.

     M. Leo Hart, Co-Chairman of the Board and Chief Executive Officer and a director of Forschner, has served in this capacity since February 1994.
Previously, he was Executive Vice President and a director. Mr. Hart joined Forschner in October 1991. Prior to this, Mr. Hart spent the previous 15 years in senior sales and marketing positions in the hospitality industry, serving as Senior Vice President of Marketing for The Ritz-Carlton Hotel Company from 1987 to 1991 and before that as Vice President - Sales and Marketing for Fairmont Hotels from 1983 to 1987. Until 1991, he was the North American Chairperson of Leading Hotels of the World, a hotel marketing association. Prior to his career in sales, Mr. Hart played professional football with the NFL's Atlanta Falcons and Buffalo Bills. Mr. Hart is also a director of Forschner Enterprises, Inc. ("Enterprises") and Victorinox - Swiss Army Knife Foundation, a charitable organization.

     Peter W. Gilson, Chairman of the Executive Committee and a director of Forschner, has served as President and Chief Executive Officer of Physician Support Systems, Inc., a company specializing in the management of physician's health care practices, since 1991. From 1988 to the present, Mr. Gilson has also served as President and Chief Executive Officer of the Warrington Group, Inc., a manufacturer of safety products which was previously a division of The Timberland Company. From 1987 to 1988, Mr. Gilson served as Chief Operating Officer of The Timberland Company, a manufacturer of footwear and outdoor clothing. From 1978 to 1986, he served as President of the Gortex Fabrics Division of W.L. Gore Associates. Mr. Gilson is also a director of SweetWater, Inc.

     Thomas D. Cunningham, Executive Vice President and Chief Financial Officer of Forschner, was appointed to those offices in March 1994. Prior to joining Forschner, Mr. Cunningham had been with JP Morgan & Co. Incorporated since 1973 where he was appointed a Vice President in 1979, Senior Vice President in 1987, Managing Director - Corporate Finance in 1988 and Managing Director - Corporate Banking Group in 1993. Mr. Cunningham is a director of Emcor Group, Inc., a mechanical/electrical contractor.

     Stanley R. Rawn, Jr., Senior Managing Director and a director of Forschner, actively participates with Messrs. Marx and Kennedy in furthering the relationship between Forschner and Victorinox as well as in coordinating management strategies. He has also played an important part in obtaining and expanding the Company's exclusive distribution rights covering Victorinox products. Mr. Rawn was Chairman and Chief Executive Officer and a director of Adobe Resources Corporation, an oil and gas exploration and production company from November 1985 until the merger of that company in May 1992. Mr. Rawn is the Chief Executive Officer and a director of Noel Group, Inc. ("Noel"), a publicly held company which conducts its principal operations through small and medium sized operating companies in which it holds controlling interests. He is also a director of The Prospect Group, Inc. ("Prospect"), a publicly held New York based holding company that conducted its major operations through subsidiaries and affiliates engaged in the railroads and specialized consumer products industries and is now in the process of distributing its assets to its stockholders, Enterprises, Staffing Resources, Inc., a Dallas-based employment services company, and Victorinox - Swiss Army Knife Foundation, a non-profit corporation formed by Forschner for charitable purposes including the improvement of the welfare of underprivileged children. Mr. Rawn also serves as a Trustee of the California Institute of Technology.

     Harry R. Thompson, Managing Director of Forschner was appointed Managing Director in December 1994. Since 1987, Mr. Thompson has been the president of The Strategy Group, a business and marketing consulting firm. Mr. Thompson had previously served as a director of Forschner from June 1987 to June 1991, and as Chairman of Forschner's Board of Directors from January 1990 to October 1990 and served in senior executive capacities with the Interpublic Group of Companies, Inc., a leading marketing and communications organization.

     Stanley G. Mortimer III, Executive Vice President, and a director, has served Forschner in a variety of capacities since September 1984. Mr. Mortimer was elected as a director in December 1994. He had previously served as a director from June 1987 to June 1994.

     Thomas M. Lupinski, Senior Vice President, Controller, Secretary and Treasurer of Forschner, has been Vice President of Forschner for more than five years. He served as Chief Financial Officer from 1990 to March 1994. Prior to joining Forschner, Mr. Lupinski was Finance Manager for The Revlon Health Care Group from 1982 to 1986 and was with Arthur Andersen & Co., from 1976 through 1982. Mr. Lupinski is a Certified Public Accountant.

     Michael J. Belleveau, a Vice President of Forschner joined, Forschner in 1991 as National Sales Manager and was elected Vice President in June 1994. From 1986 to 1991, Mr. Belleveau had been with Cartier, Inc. as Regional Director - Commercial Division and National Sales Manager - Tableware Division.

     John K. Kellersman, a Vice President of Forschner joined Forschner in 1988 as National Sales Manager and was elected Vice President in June 1994. Previously, Mr. Kellersman had been a national sales manager with Oneida Silversmiths.

     David J. Parcells, Vice President - Operations, joined Forschner in December 1992. Mr. Parcells was employed by Arthur Andersen & Co. as a Senior Manager - Audit and Business Advisory Practice from 1989 through 1992 and as an Audit Manager from 1986 to 1989.

     Douglas M. Rumbough, Vice President, was elected to the office of Vice President in June 1992. Mr. Rumbough has served Forschner in various positions since 1981.

     A. Clinton Allen, a director of Forschner, is Chairman and Chief Executive Officer of A. C. Allen & Co., a Massachusetts based financial services consulting firm. Mr. Allen also serves as Vice Chairman and a director of Psychemedics Corporation, a company that provides testing services for the detection of abused substances through an analysis of hair samples, as Vice Chairman and a director of The DeWolfe Companies, Inc., a real estate company, and as a director of Enterprises.

     Thomas A. Barron, a director of Forschner, is an author and has been Chairman of Evergreen Management Corp., a private investment firm, since January 1990. From November 1983 through November 1989, Mr. Barron was President and Chief Operating Officer and a director of Prospect. From 1988 through January 1990, Mr. Barron served as Chairman of the Board of Forschner. Mr. Barron also serves as a director of Illinois Central Corporation, a railroad corporation, Illinois Central Railroad Company and SweetWater, Inc. Mr. Barron, who was awarded a Rhodes Scholarship, is a member of the Governing Council of The Wilderness Society and has served as a Trustee of Princeton University.

     Vincent D. Farrell, Jr., a director of Forschner, has been a Managing Director of the investment management firm of Spears, Benzak, Salomon & Farrell, Inc., New York, ("Spears, Benzak") since 1982. Mr. Farrell is also a director of Noel.

     Herbert M. Friedman, a director of Forschner, is a partner in the law firm of Zimet, Haines, Friedman & Kaplan, where he has been a member since 1967. Zimet, Haines, Friedman & Kaplan acts as counsel to Forschner. Mr. Friedman is also a director of Noel, Prospect, Simmons Outdoor Corporation ("Simmons"), Enterprises and Victorinox - Swiss Army Knife Foundation.

     Keith R. Lively, a director of Forschner, is a private investor and, since January 1995, has been a consultant to Forschner. From 1988 through September 1994, Mr. Lively was the President, Chief Executive Officer and a director of The Famous Amos Chocolate Chip Cookie Corporation. From September 1992 through September 1994, Mr. Lively was also Senior Vice President, a member of the Executive Committee and a director of President Baking Company, which purchased The Famous Amos Chocolate Chip Cookie Corporation in September 1992.

     Lindsay Marx, a director of Forschner is a private investor. From November 1992 to January 1994, she was a production assistant at Iron Mountain Productions, a dramatic production company. Ms. Marx was an assistant to the director at the Paper Mill Playhouse in 1992 and, from September 1989 to March 1992, an artistic assistant at The Body Politic, also a dramatic production company. Ms. Marx graduated from Middlebury College in 1987. Ms. Marx is the daughter of Louis Marx, Jr.

     Louis Marx, Jr., a director of Forschner, has been associated with the Company for over 20 years and has played a key role in helping to guide its affairs during that entire period. Through discussions with the Chief Executive Officer of Victorinox, he and Mr. Rawn were responsible for Forschner obtaining exclusive U.S. distribution rights for Victorinox products and later, together with Mr. Rawn and Mr. Kennedy, negotiated the expansion of Forschner's distribution rights to include Canada, Bermuda and the Caribbean and also obtained for the Company exclusive distribution rights to the Victorinox Watch. In a prior year he and Mr. Rawn played an important part in negotiating, on behalf of Forschner, the settlement of potentially expensive litigation, and more recently, Mr. Marx has played an active role in the Company's investment policy and, together with the Company's advisors, has successfully managed the Company's currency hedging program. Mr. Marx is Chairman of the Executive Committee and a director of Noel and a director and member of the Compensation Committee of Cyrk, Inc. ("Cyrk"), a distributer of products for promotional programs and custom-designed sports apparel and accessories. Mr. Marx has been a venture capital investor for more than thirty years. Mr. Marx, together with his close business associates, have been founders or substantial investors in such companies as Pan Ocean Oil Corporation, Donaldson, Lufkin & Jenrette, Bridger Petroleum Corporation Ltd., Questor Corporation, Environmental Testing and Certification Corporation, Garnet Resources Corporation, Prospect and Noel. Mr. Marx served as a director of Prospect from February 1986, and as Chairman of Prospect's Asset Committee from October 1988, until January 1990. Mr. Marx serves as a trustee of the New York University Medical Center, the City Parks Foundation and as Chairman of the Madison Avenue Christmas for Children Fund. Mr. Marx is also Co-Chairman and a director of Enterprises. He is President and a Director of Victorinox-Swiss Army Knife Foundation. Mr. Marx is the father of Lindsay Marx, a director of Forschner.

     Eric M. Reynolds, a director of Forschner, is President, Chief Executive Officer and a director of SweetWater, Inc., a position he has held since January 1993. Previously, from 1987 through 1990, Mr. Reynolds served as a marketing consultant to various companies including W.L. Gore & Associates and Marmot Mountain Works, Ltd., a company founded by Mr. Reynolds in 1974 that is in the business of designing, manufacturing and marketing mountaineering, backpacking and ski outerwear products. Mr. Reynolds is also a director of Enterprises.

     John Spencer, a director of Forschner, holds the African Studies Professorship at Middlebury College where he has served as a member of the faculty since 1974. Mr. Spencer has also served as Dean of Middlebury College and Chairman of its History Department. Mr. Spencer is the Co-Vice-Chairman of the African American Institute, a Trustee of the Cape of Good Hope Foundation and of the University of Cape Town Fund, Inc. and a director of Victorinox - Swiss Army Knife Foundation.

     John V. Tunney, a director of Forschner, is currently Chairman of the Board of Cloverleaf Group, Inc. From 1971 to 1977 Mr. Tunney served as a United States Senator from the state of California and as a Member of the United States House of Representatives from 1965 to 1971. Mr. Tunney is also a director of Prospect, Illinois Central Railroad Company, Garnet Resources Corporation and Foamex-International, Inc., a manufacturer and distributor of polyurethene foam, and a general partner of Sun Valley Ventures, an investment banking and venture capital firm.

     During the fiscal year ended December 31, 1994, the Board of Directors held four meetings. Because of the large amount of informal communication among the directors and between management and the directors, management does not consider attendance at meetings of the Board of Directors and the committees of the Board of Directors to be the primary consideration in determining the qualifications and abilities of members of the Board of Directors. All of the directors attended more than 75% of the total of the meetings of the Board of Directors and the committees of which they were members.

                      Committees of the Board of Directors

     The Board of Directors has created the Audit Committee, Nominating Committee and Stock Option and Compensation Committee, each of which is described below.

     Audit Committee. The Audit Committee, consisting of Messrs. Vincent D. Farrell, Jr. (Chairman), Herbert M. Friedman and John Spencer, is charged with the duties of recommending to the Board of Directors the appointment of independent public accountants, reviewing the scope of the audit and auditing fees, meeting periodically with the independent public accountants and certain officers of the Company to insure the adequacy of internal controls and reporting, reviewing consolidated financial statements, examining audit reports and performing any other duties or functions deemed appropriate by the Board. The Audit Committee held two meetings during the fiscal year ended December 31, 1994.

     Nominating Committee. The Nominating Committee, consisting of Messrs. Louis Marx, Jr. (Chairman), Herbert M. Friedman and Stanley R. Rawn, Jr., has all of the power of the Board of Directors in respect of the nomination of directors for submission to a vote of the stockholders and in respect of the fixing of the time, place and record date of the Annual Meeting of Stockholders, as well as all other matters relating to the Annual Meeting of Stockholders. The Nominating Committee did not meet during the fiscal year ended December 31, 1994. While the Nominating Committee has no stated procedures for the submission of nominees by the Company's stockholders, the committee will consider such recommendations on an informal basis.

     Stock Option and Compensation Committee. The Stock Option and Compensation Committee, consisting of Messrs. A. Clinton Allen (Chairman), John Spencer and John V. Tunney, has all the power of the Board of Directors to grant options and to exercise all other powers under and pursuant to the Company's Stock Option Plans and to take all action in respect of the approval of the compensation and bonuses paid by the Company. The Stock Option and Compensation Committee held seven meetings during the fiscal year ended December 31, 1994.


      Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that except as set forth below, during the year ended December 31, 1994, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with. Douglas M. Rumbough, a Vice President of the Corporation, filed an amended Form 3 during 1994 reporting ownership of 3,338 shares of the Company's Common Stock that had not been included on Mr. Rumbough's original Form 3 filed in August 1992.

                            MANAGEMENT COMPENSATION

                           Summary Compensation Table

     The Summary Compensation Table below sets forth individual compensation information of the two Co-Chief Executive Officers and the three other most highly paid executive officers of the Company for services rendered in all capacities during the fiscal years ended December 31, 1994, 1993 and 1992.

                                                  Annual Compensation               Long-Term Compensation
                                                                                      Awards            Payouts
             (a)                   (b)       (c)         (d)          (e)         (f)         (g)         (h)         (i)
                                                                     Other
                                                                     Annual   Restricted                           All Other
           Name and                                                  Compen-     Stock      Options/      LTIP      Compen-
      Principal Position           Year     Salary       Bonus       sation      Award        SARS       Payouts    sation
      ------------------           ----     ------       -----       ------      -----        ----       -------    ------
James W. Kennedy                   1994     250,000     125,000        --          --        50,000        --       13,523(2)
Co-Chairman and                    1993     226,065      75,000        --          --        25,000        --       12,681(3)
Chief                              1992     213,630      75,000        --          --          --          --        9,728(4)
Executive Officer(1)

M. Leo Hart                        1994     220,000     125,000        --          --        25,000        --        2,332(6)
Co-Chairman and                    1993     211,115      75,000        --          --        50,000        --        2,111(7)
Chief                              1992     191,461      75,000        --          --          --          --        1,900(8)
Executive Officer(5)

Thomas D. Cunningham               1994     174,308     100,000        --          --        50,000        --        2,846(10)
Executive Vice President           1993        --          --          --          --          --          --           --
and Chief Financial                1992        --          --          --          --          --          --           --
Officer(9)

Stanley G. Mortimer III            1994     220,000     100,000        --          --          --          --       12,845(11)
Executive Vice President           1993     210,961      75,000        --          --        25,000        --       11,155(12)
                                   1992     201,538     100,000        --          --          --          --        8,007(13)

Michael J. Belleveau               1994     120,746      75,000        --          --          --          --        3,495(15)
Vice President(14)                 1993     110,577      45,000        --          --        10,000        --        3,777(16)
                                   1992     100,769      42,500        --          --          --          --        2,876(17)
- -----------------

  (1) During all of fiscal 1993, Mr. Kennedy was President and Chief Executive Officer of the Company. He was appointed Co-Chairman of the Board and Chief Executive Officer in February 1994.

  (2) Consists of $4,620 contributed by the Company to Mr. Kennedy's account under the Company's 401K savings plan and $8,903 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Kennedy.

  (3) Consists of $4,497 contributed by the Company to Mr. Kennedy's account under the Company's 401K savings plan and $8,184 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Kennedy.


                                     - 10 -

  (4) Consists of $4,364 contributed by the Company to Mr. Kennedy's account under the Company's 401K savings plan and $5,364 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Kennedy.

  (5) During all of fiscal 1993, Mr. Hart was Executive Vice President of the Company. He was appointed Co- Chairman of the Board and Chief Executive Officer in February 1994.

  (6) Consists of $2,332 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Hart.

  (7) Consists of $2,111 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Hart.

  (8) Consists of $1,900 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Hart.

  (9) Mr. Cunningham was appointed Executive Vice President and Chief Financial Officer in March 1994.

 (10) Consists of $2,846 contributed by the Company to Mr. Cunningham's account under the Company's 401K savings plan.

 (11) Consists of $4,620 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $8,225 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

 (12) Consists of $4,497 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $6,658 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

 (13) Consists of $4,364 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $3,643 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

 (14) Mr. Belleveau was appointed Vice President in June 1994.

 (15) Consists of $2,335 contributed by the Company to Mr. Belleveau's account under the Company's 401K savings plan and $1,160 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Belleveau.

 (16) Consists of $2,677 contributed by the Company to Mr. Belleveau's account under the Company's 401K savings plan and $1,100 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Belleveau.

 (17) Consists of $1,846 contributed by the Company to Mr. Belleveau's account under the Company's 401K savings plan and $1,030 in insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Belleveau.

                       Option Grants in Last Fiscal Year

     The following table sets forth, for each of the executive officers named in the Summary Compensation Table, information regarding individual grants of options made in the last fiscal year, and their potential realizable values.

                                                                                       Potential Realizable
                                                                                       Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                       Price Appreciation for
                                   Individual Grants                                   Option Term
- -----------------------------------------------------------------------------------    ----------------------
      (a)                        (b)          (c)              (d)          (e)          (f)           (g)

                                          % of Total
                                          Options Granted   Exercise or
                               Option     to Employees in   Base Price   Expiration
Name                           Granted    Fiscal Year       ($/Sh)       Date           5% ($)        10% ($)
- ----                           -------    ---------------   ----------   ----------    --------      --------
James W. Kennedy               25,000(1)      2.0%          $ 12.25      10/18/03      $192,599      $488,084
                               50,000(2)      4.0%          $ 12.25      5/6/04        $385,198      $976,167

M. Leo Hart                    25,000(3)      2.0%          $ 12.25      4/28/03       $192,599      $488,084
                               25,000(4)      2.0%          $ 12.25      10/18/03      $192,599      $488,084
                               25,000(5)      2.0%          $ 12.25      5/6/04        $192,599      $488,084

Thomas D.                      50,000(6)      4.0%          $ 12.25      3/15/04       $385,198      $976,167
Cunningham

Stanley G. Mortimer III        25,000(7)      2.0%          $ 12.25      10/18/03      $192,599      $488,233

Michael J. Belleveau           10,000(8)      0.8%          $ 12.25      10/18/03      $ 77,040      $195,233

- -----------------

  (1) Options replaced 25,000 options granted on 10/18/93 at a price of $17.50, which were canceled.

  (2) Options replaced 50,000 options granted on 5/6/94 at a price of $14.50, which were canceled.

  (3) Options replaced 25,000 options granted on 4/28/93 at a price of $14.38, which were canceled.

  (4) Options replaced 25,000 options granted on 10/18/93 at a price of $17.50, which were canceled.

  (5) Options replaced 25,000 options granted on 5/6/94 at a price of $14.50, which were canceled.

  (6) Options replaced 50,000 options granted on 3/15/94 at a price of $15.25, which were canceled.

  (7) Options replaced 25,000 options granted on 10/18/93 at a price of $17.50, which were canceled.

  (8) Options replaced 10,000 options granted on 10/18/93 at a price of $17.50, which were canceled.

                   Option Exercises and Year-End Value Table

     The following table sets forth option exercise activity in the last fiscal year and fiscal year-end option values with respect to each of the executive officers named in the Summary Compensation Table.

               Aggregated Option Exercises in Last Fiscal Year, and FY-End Option/SAR Value
- ---------------------------------------------------------------------------------------------------------------
     (a)                        (b)                   (c)                    (d)                   (e)
                                                                                                Value of
                                                                          Number of             Unexercised
                                                                          Unexercised           In-the-Money
                                                                          Options/SARs at       Options/SARs at
                                                                          FY-End (#)            FY-End (#)
                           Shares Acquired           Value                Exercisable/          Exercisable/
Name                       on Exercise (#)           Realized ($)         Unexercisable         Unexercisable
- ----                       ---------------           ------------         -------------         -------------
James W. Kennedy                0                    -                    25,000/50,000         $6,250/$12,500
M. Leo Hart                     0                    -                    31,250/43,750         $7,812/$10,938
Thomas D. Cunningham            0                    -                    12,500/37,500         $3,125/$9,375
Stanley G. Mortimer III         0                    -                    18,533/12,500         $58,538/$3,125
Michael J. Belleveau            3,750                $24,165              6,250/5,000           $6,094/$1,250

                         Ten-Year Option/SAR Repricings

     The following table sets forth certain information concerning repricings of stock options held by any executive officers of the Company during the last ten completed fiscal years.

(a)                          (b)          (c)              (d)                 (e)               (f)              (g)
                                          Number of                                                               Length of
                                          Securities       Market Price        Exercise                           Original
                                          Underlying       of Stock at         Price at                           Option Term
                                          Options/         Time of             Time of                            Remaining at
                                          SARs             Repricing or        Repricing or      New              Date of
                                          Repriced or      Amendment           Amendment         Exercise         Repricing or
Name                         Date         Amended (#)      ($)                 ($)               Price ($)        Amendment (1)
- ----                         ----         -----------      ------------        ------------      ---------        ------------
James W. Kennedy             7/15/94      25,000           $12.25              $17.50            $12.25           9 Yrs 3 Mos
Co-Chairman and Chief        7/15/94      50,000           $12.25              $14.50            $12.25           9 Yrs 9 Mos
Executive Officer

M. Leo Hart                  7/15/94      25,000           $12.25              $14.38            $12.25           8 Yrs 9 Mos
Co-Chairman and Chief        7/15/94      25,000           $12.25              $17.50            $12.25           9 Yrs 3 Mos
Executive Officer            7/15/94      25,000           $12.25              $14.50            $12.25           9 Yrs 9 Mos

Thomas D. Cunningham         7/15/94      50,000           $12.25              $15.25            $12.25           9 Yrs 8 Mos
Executive Vice President
and Chief Financial
Officer

Stanley G. Mortimer III       7/15/94     25,000           $12.25              $17.50            $12.25           9 Yrs 3 Mos
Executive Vice President(2)

Thomas M. Lupinski            7/15/94     10,000           $12.25              $17.50            $12.25           9 Yrs 3 Mos
Senior Vice President
and Controller

Michael J. Belleveau          7/15/94     10,000           $12.25              $17.50            $12.25           9 Yrs 3 Mos
Vice President

John K. Kellersman            7/15/94     10,000           $12.25              $17.50            $12.25           9 Yrs 3 Mos
Vice President

David J. Parcells             7/15/94     10,000           $12.25              $17.50            $12.25           9 Yrs 3 Mos
Vice President - Operations

Douglas M. Rumbough           7/15/94     10,000           $12.25              $17.50            $12.25           9 Yrs 3 Mos
Vice President

Harry R. Thompson            10/19/90     10,000           $5.25               $5.38             $5.25            8 Yrs 5 Mos
Managing Director(3)

- -----------------

  (1) Except as otherwise noted, the repriced options retain the vesting and expiration dates of the original options.

  (2) Mr. Mortimer was not an executive officer of Forschner at the time that his stock options were repriced.

  (3) Mr. Thompson was not an executive officer of Forschner at the time that his stock options were repriced. The repriced options granted to Mr. Thompson did not retain the vesting or expiration dates of the original options.


                           Compensation of Directors

     The Company compensates those of its directors who were not employees of the Company in the amount of $10,000 annually plus $1,000 for attendance at each meeting of the Board of Directors. The Chairmen of the Audit Committee, the Stock Option and Compensation Committee and the Acquisition Committee of the Board of Directors are each paid an additional annual fee of $10,000 in recognition of the additional responsibilities and time commitments associated with such positions.

     In 1994, the Company awarded to Stanley R. Rawn, Jr., Senior Managing Director and a director of the Company, 25,000 shares of the Company's Common Stock in recognition of Mr. Rawn's services to the Company and as an additional incentive to him. Of the shares awarded, 12,500 shares vested immediately upon grant and 12,500 shares are subject to a one-year vesting provision. Also in 1994, A. Clinton Allen, Eric Reynolds and Lindsay Marx, directors of the Company, were each granted options under the Company's 1994 Stock Option Plan to purchase 25,000 the Company's Common Stock at a price of $14.50 per share, the market price of the Company's Common Stock when such options were issued, and stock options with respect to 100,000 shares of the Company's Common Stock that had previously been granted to Thomas A. Barron, a director of the Company, were cancelled and reissued, effectively repricing such options from an exercise price of $14.75 per share to $12.25 per share, which was the market price of the Company's Common Stock at the time of such repricing.

     Peter W. Gilson, Chairman of the Executive Committee and a Director of the Company, became an employee of the Company in February 1995. In connection with his commencement as an employee and in consideration for Mr. Gilson entering into an employment agreement with the Company, the Company has agreed to issue to Mr. Gilson a warrant to purchase shares of the Company's Common Stock. The terms of the employment agreement and the warrant, including the number of shares covered thereby, are to be mutually agreed between the Company and Mr. Gilson. In addition, Mr. Gilson is being compensated by the Company at the rate of $150,000 per year.

     In addition, the Company has purchased split dollar life insurance policies in respect of each of Messrs. Louis Marx, Jr. and Stanley R. Rawn, Jr. See "Certain Transactions".


                                  Pension Plan

     Each employee of the Company at least twenty years of age, becomes eligible to participate in the Company's Pension Trust (the "Pension Trust") after completing two Years of Credited Service (as defined in the Pension Trust). Monthly benefits at Normal Retirement Age, age sixty-five, are computed as follows: Average Monthly Compensation (as defined below) multiplied by 0.65% plus Average Monthly Compensation in excess of Social Security Covered Compensation (as defined below) multiplied by 0.65%, such sum multiplied by Years of Credited Service, not to exceed 35 years. Accrued benefits under the prior formula used by the Company's Pension Trust are grandfathered as of December 31, 1993 for Non-Highly Compensated Employees and as of December 31, 1988 for Highly Compensated Employees.

     "Average Monthly Compensation" is defined as one-twelfth of the highest five consecutive years of total compensation. Social Security Covered Compensation is defined as the average of the Taxable Wage Base over the 35-year period ending with the year of the Social Security Normal Retirement (ages 65 - 67, depending on year of birth).

     Participants will receive reduced benefits on a life annuity basis with continuation of benefits to their spouses after death unless an optional form of benefit is selected. Preretirement death benefit coverage is also provided. A participant is 100% vested in his accrued benefits, as defined in the Pension Trust, upon such accrual. The Years of Credited Service as of December 31, 1994 of each of the individuals named in the Cash Compensation table herein are as follows:

                James W. Kennedy.......................... 18 years
                M. Leo Hart...............................  2 years
                Thomas D. Cunningham......................  1  year
                Stanley G. Mortimer III................... 10 years
                Michael J. Belleveau....................... 3 years


     The following table shows annual pension benefits under the Pension Trust assuming retirement at age sixty-five in 1995, payable as a life annuity, in various remuneration and years of employment classifications. Note that the maximum allowable compensation for years beginning in 1994 is $150,000, so remuneration in excess of that amount is not shown. Some grandfathering of benefits earned at higher compensation levels is provided.

                  Pension Benefits for 1995 Retirees at Age 65

                                   Years of Service
               -------------------------------------------------------------
Remuneration     15            20            25            30            35
- ------------     --            --            --            --            --
 50,000         7,222         9,630        12,037        14,444        16,852
 75,000        12,097        16,130        20,162        24,194        28,227
100,000        16,972        22,630        28,287        33,944        39,602
125,000        21,847        29,130        36,412        43,694        50,977
150,000        26,722        35,630        44,537        53,444        62,352

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     Decisions regarding compensation of the Company's executives are generally made by the Stock Option and Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. From January 1 through June 1994, the Compensation Committee was comprised of Messrs. Thomas A. Barron, Herbert M. Friedman and John V. Tunney. From July 1994 through December 1994, the Compensation Committee has comprised of A. Clinton Allen, John V. Tunney and John Spencer. Each member of the Compensation Committee is a non-employee director.

     Pursuant to rules adopted by the Securities and Exchange Commission ("SEC") designed to enhance disclosure of companies' policies regarding executive compensation, set forth below is a report submitted by the members of the Compensation Committee addressing the Company's compensation policies for 1994 as they affected the Company's executive officers generally and, in particular, as they affected James W. Kennedy and M. Leo Hart, Co-Chief Executive Officers of the Company during 1994 (Mr. Hart having been elected to such position in February 1994).


               Compensation Policies Regarding Executive Officers

     The Compensation Committee's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives, to recognize individual contributions to the successful achievement of the Company's business objectives, and to align managements' and shareholders' interests in the enhancement of shareholder value over the long term. Compensation paid to the Company's executive officers for 1994 consisted primarily of base annual salary and annual bonus. In addition, through the grant to the Company's executive officers of options to purchase shares of the
Company's Common Stock, the Compensation Committee has utilized the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan") and the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan", and together with the 1993 Stock Option Plan, the "Option Plans") to provide long-term incentives to executive officers by enabling them to share in the future growth of the Company's business. The Company has also established a 401(k) Plan and a Pension Plan to assist it in retaining qualified executives.

     The Compensation Committee believes that the Company's executive officers should be compensated comparably with executive officers of other publicly held companies engaged in the business of importing, distributing, developing, selling and marketing consumer and professional products. The Compensation Committee also believes that the Company competes with such organizations for qualified executives and is therefore required to adopt competitive salary structures. In setting compensation, the Committee considers on an informal basis compensation paid by other corporations in businesses similar to the Company, as well as the individual contributions to the Company which each of the executives has made and could be expected to make in the future and such other factors as the compensation committee may deem relevant at the time of making such determinations.

     Base salaries for the Company's executive officers are determined by the Compensation Committee on an annual basis. In setting such base salaries, the Compensation Committee considered the factors set forth in the preceding paragraph. In the case of certain executives, the Committee considered and approved the purchase of split dollar life insurance as compensation to such executives in lieu of the cash compensation the Committee might otherwise have awarded to such executives.

     While the Committee considers objectively measurable performance criteria such as profitability, revenue growth, return on equity, market share and operating budget performance in determining annual bonuses, the Committee believes that relying solely on such criteria may tend to stress short term performance at the cost of long term growth. Instead, the Committee's decisions as to annual bonuses are based primarily on the Committee's informal evaluation of subjective criteria of individual performance. Such subjective performance criteria encompass evaluation of overall contribution to achievement of the Company's business objectives, managerial ability, and the executive officer's performance in any special projects that the officer may have undertaken. The Committee evaluated performance under these subjective criteria and determined the amount of the executive officers' 1994 annual bonuses at the end of 1994 after informal discussions with other members of the Board of Directors. The Committee considered primarily the part played by the Company's executive officers in the accomplishments of the Company in 1994, including the performance of the Company in the areas of sales and earnings in light of economic, market and other conditions influencing those factors; the development and introduction of new products; and the attainment of sales growth in a difficult economy.

     The Compensation Committee believes that stock-based performance compensation arrangements are beneficial in aligning managements' and shareholders' interests in the enhancement of shareholder value over the long-term. Thus, the Committee has utilized the Company's Stock Option Plans as an element in the Company's compensation packages for its executive officers. Options granted to executive officers pursuant to the Stock Option Plans have had exercise prices equal to the market price of the Company's Common Stock on the date the options were granted, typically vest over a three-year period, and, with limited exceptions, are exercisable only during an executive officer's tenure with the Company and for a specified period thereafter. Thus, amounts which may be realized by an executive officer upon exercise of options result directly from appreciation in the Company's stock price during the particular executive officer's tenure with the Company.

     In July 1994, the Compensation Committee repriced (through cancellation and reissuance) out-of-the-money stock options held by executive officers (other than officers who are not full-time employees of the Company) and other employees of the Company, by cancelling outstanding options and reissuing options exercisable at the then current market price of the Company's stock, $12.25 per share. The repriced options retained the vesting schedules and expiration dates of the original options. The Compensation Committee issued the repriced options because the Committee determined that, as a result of the decrease in the price of the Company's stock, notwithstanding the substantial improvement over the past several years in the Company's financial performance in terms of sales, gross profits, net income and other measures, the Company's outstanding options that were repriced were exercisable at prices sufficiently above current stock prices to have lost their value as incentives.

     The Company's 401(k) Plan is a broad-based employee benefit plan in which the executive officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plan. The Company matches the contributions of participating employees, including executive officers, up to a certain level determined by the Board of Directors. Except to the extent that participants elect to invest their individual accounts in the Company's Common Stock, benefits under the 401(k) Plan are not tied to Company performance.


                 1994 Compensation of Chief Executive Officers

     The SEC regulations require the Compensation Committee to disclose the Committee's bases for compensation reported for Messrs. Kennedy and Hart in 1994 and to discuss the relationship between such compensation and the Company's performance during the last fiscal year.

     The Compensation Committee's decisions with respect to 1994 compensation paid to each of Messrs. Kennedy and Hart were based on the factors discussed above applicable to all of the Company's executive officers, and hence the Company's increased revenues in 1994 was favorably considered in determining the amount of the bonus paid to Messrs Kennedy and Hart. The subjective factors considered in determining 1994 annual compensation for Mr. Kennedy and Mr. Hart included their overall leadership of the Company and their contribution to the financial performance of the Company during 1994, including in particular the substantial growth in the Company's sales as compared to 1993.

SUBMITTED BY THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

A. Clinton Allen                John Spencer                      John V. Tunney

          Compensation Committee Interlocks and Insider Participation

     From January 1 through June 1994, the Compensation Committee was comprised of Thomas A. Barron, Herbert M. Friedman and John V. Tunney. From July 1994 through December 1994, the Compensation Committee was comprised of A. Clinton Allen, John V. Tunney and John Spencer. None of these individuals is an officer or employee of the Company or any of its subsidiaries. Mr. Barron served as the non-executive Chairman of the Board of the Company from 1988 through January 1990. Mr. Friedman is a partner of the law firm of Zimet, Haines, Friedman & Kaplan. In 1994, Forschner paid $578,525 for legal services rendered by such firm.


                               PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return over a five-year period of the Company's Common Stock to that of the Russell 2000, a broad market index, and the following companies, which Forschner believes constitute a reasonable peer group by virtue of the fact that the primary business of each is the marketing and distributing of consumer and other products: Anthony Industries, Inc., A. T. Cross Company, Bell Industries, Inc., Fossil, Inc., Johnson Worldwide Associates, Inc., Jostens, Inc., Moore Handley, Inc., North American Watch Corporation and The Timberland Company. The Company changed its peer group in fiscal 1994 in order to eliminate companies for which stock price information is no longer available and also to present information that the Company believes provides a more meaningful comparison due to the nature and composition of the businesses included in the peer group. In 1993, the peer group used by the Company was comprised of the following companies:
Action Industries, Inc., A. T. Cross Company, Bell Industries, Inc., Catalina Lighting, Inc., Crystal Brands, Inc., Dynascan Corporation, Emerson Radio Corp., Goody Products Inc., Greenman Bros. Inc., Guest Supply, Inc., Handleman Company, Jaclyn, Inc., Johnson Worldwide Associates, Inc., Moore Handley, Inc., Pentech Intl. Inc., Waxman Industries, Inc., and Willcox & Gibbs Inc. For purpose of comparison, the following chart includes both the 1993 peer group ("Peer Group Old") and the 1994 peer group ("Peer Group New").

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS*
Forschner Group, Russell 2000 Index, Peer Group Old, and Peer Group New
            (Performance Results Through 12/31/94)

                       [GRAPH]

Measurement Period     Forschner Group     Russell 2000 Index     Peer Group Old     Peer Group New
- ------------------     ---------------     ------------------     --------------     --------------
1989                       $100.00               $100.00             $100.00             $100.00
1990                       $ 53.33               $ 80.49             $ 68.18             $ 95.26
1991                       $100.00               $117.56             $ 77.81             $106.34
1992                       $111.11               $139.21             $ 62.36             $ 93.72
1993                       $135.56               $165.52             $ 67.63             $105.64
1994                       $111.11               $162.24             $ 59.03             $ 87.05


Assumes $100 invested at the close of trading 12/89 in Forschner Group common stock, Russell 2000 Index, Peer Group Old, and Peer Group New.

* Cumulative total return assumes reinvestment of dividends.

                              CERTAIN TRANSACTIONS

     Messrs. Louis Marx, Jr., Chairman of the Company's Management Committee, Chairman of the Company's Executive Committee until February 15, 1995, and a Director of the Company and, Stanley R. Rawn Jr., Senior Managing Director and a Director of the Company, devoted considerable time and attention to the affairs of the Company during 1994. During 1994 Messrs. Marx and Rawn were principally compensated, in the case of Mr. Rawn, by the grant of restricted shares of the Company's Common Stock (as discussed above in "Compensation of Directors") and in the case Messrs. Marx and Rawn, through split dollar insurance on their lives, a method which allows the Company to recover, without interest, all premiums paid on the death of the insured and which has substantially lower earnings impact over the years than would similar amounts paid as cash compensation. Specifically, the Company has purchased split dollar life insurance payable on the death of Mr. Marx, some of which is payable on the later to die of Mr. Marx and his wife, and split dollar life insurance payable on the death of Mr. Rawn. Under these arrangements the Company will pay approximately $3,165,000 over the course of the next 15 years as premiums under the policies for Mr. Marx and approximately $2,832,000 over the course of the next seven years under the policy for Mr. Rawn (in each case including amounts paid through the first fiscal quarter of 1995), and will be reimbursed, without interest, for all of the premiums that it has paid upon the death of the respective insured. The actual premiums to be paid may be higher than estimated depending upon the performance of the insurance company's investments and other factors. Pursuant to the terms of life insurance agreements entered into with each of Messrs. Marx and Rawn, Forschner shall continue to be obligated to pay these premiums during the insured's employment with the Company and in the event of the termination of such employment for any reason, unless the insured willfully and materially breaches the terms of a consulting agreement between him and Forschner and such breach continues for 30 days after written notice. Under the terms of such consulting agreements, each of Messrs. Marx and Rawn is to be engaged as a consultant immediately following the termination of his employment with Forschner and, in such event, shall receive such compensation as shall be fair under the circumstances. Mr. Marx has been so engaged as a consultant to the Company since February 15, 1995, the date on which he ceased to serve as Chairman of the Company's Executive Committee. The consulting agreements may be terminated by Forschner upon thirty days notice. In 1994, the Company paid an aggregate of $365,936 in premiums on the policies pertaining to Mr. Marx and $77,650 in premiums on the policy pertaining to Mr. Rawn. There will be a small, negative earnings impact in the early years of the policies on Messrs. Marx's and Rawn's lives, and an increasingly positive impact on earnings in the later years.

     In July 1994, Forschner entered into a Services Agreement with Brae Group, Inc. ("Brae"), a company which is a stockholder of Forschner and in which Louis Marx, Jr., a Director of Forschner, has a controlling interest, and in which Stanley R. Rawn, Jr., a Director of Forschner, and Victorinox Cutlery Company ("Victorinox"), a key supplier of Forschner, have minority stock interests. Under the Services Agreement, Brae is to provide various services to Forschner for a period of four years relating to maintaining, enhancing and expanding Forschner's relationship with Victorinox. In exchange for these services, Brae received an option to purchase 500,000 shares of Forschner's Common Stock at the then current market price of $10.75 per share. The option is fully vested and can be exercised for ten years from the date of the Services Agreement.

     The Company has loaned to Mr. James W. Kennedy, Co-Chairman of the Board and Chief Executive Officer of the Company, a total of $87,500. In 1994, the Company extended the payment date of this loan to December 31, 1995. The loans bear interest at the prime rate.

     An existing Company policy authorizes Forschner to compensate, in the form of a commission of up to 3% of net sales for up to three years, non-employees for their direct role in introducing significant new customers to the Company. In 1994 Forschner paid to Louis Marx III, a son of Louis Marx, Jr. and a brother of Lindsay Marx, both Directors of the Company, $536,623, representing one half of a 3% commission on net sales to Cyrk, Inc. ("Cyrk"), a new customer of the Company that in 1994 represented approximately 24.9% of Forschner's total revenues. This commission will continue to be paid on net sales to Cyrk through at least March 31, 1995. Mr. Louis Marx III has donated a substantial portion of the commissions received by him in 1994 to the Victorinox- Swiss Army Knife Foundation.

     Simmons Outdoor Corporation ("Simmons"), in which Forschner owns 655,000 shares of common stock (approximately 20% of the issued and outstanding shares), sells Victorinox Original Swiss Army Knives purchased from Forschner to selected sporting goods distributors. In 1994, Forschner's sales to Simmons were approximately $472,000. Forschner's 1994 purchases from Simmons of optical products for sale to Forschner's Corporate Markets customers totaled $1,105,000 in 1994. Both sales and purchases of products are on an arm's length basis. Herbert M. Friedman, a Director of Forschner, also serve on the Board of Directors of Simmons.

     In June 1994, the Company received 75,299 newly issued shares of the Series A Preferred Stock of Forschner Enterprises, Inc. ("Enterprises") in exchange for all of the Company's shares of Tigera Group, Inc., a publicly traded company. The Company currently holds approximately 30.2% of the outstanding capital stock of Enterprises. Louis Marx, Jr., a Director of Forschner, is Co-Chairman and a director of Enterprises. M. Leo Hart, Co-Chairman and Chief Executive Officer of Forschner, Stanley R. Rawn, Jr., Senior Managing Director and a Director of
Forschner, and A. Clinton Allen, Herbert M. Friedman and Eric M. Reynolds, Directors of Forschner, also serve as Enterprises directors.

     In 1994, Forschner paid $578,525 for legal services rendered by the law firm of Zimet, Haines, Friedman & Kaplan, of which Mr. Herbert M. Friedman, a Director of the Company, is a partner. A portion of such fees were paid by the Company on behalf of Enterprises, as part of the consideration for the shares of Enterprises issued to the Company in 1994.

     Keith R. Lively, a Director of the Company, has been retained as a consultant by the Company, for a fee of $10,000 per month commencing January 1995, to provide consulting services relating to the Company's acquisition program and other matters.

     Peter W. Gilson, Chairman of the Executive Committee and a Director of the Company, became an employee of the Company in February 1995. In connection with his commencement as an employee and in consideration for Mr. Gilson entering into an employment agreement with the Company, the Company has agreed to issue to Mr. Gilson a warrant to purchase shares of the Company's Common Stock. The terms of the employment agreement and the warrant, including the number of shares covered thereby, are to be mutually agreed between the Company and Mr. Gilson. In addition, Mr. Gilson is being compensated by the Company at the rate of $150,000 per year.

     Harry Thompson, Managing Director of the Company since December 1994, had previously been a consultant to the Company. During 1994, the Company paid consulting fees to Mr. Thompson in the amount of $96,000.

     Ms. Karen Brenner, who served as a consultant to the Company in respect of strategic and financial planning and other matters through December 31, 1994, was until February 1994, Chairman of the Board and a Director of Forschner. Pursuant to a consulting agreement dated January 1, 1992 between the Company and Ms. Brenner, the Company retained Ms. Brenner as a consultant and agreed to pay compensation at the rate of $14,583 per month. Ms. Brenner was paid a total of $250,000 in 1994 in respect of these services including a merit payment of $75,000 relating to 1993 but paid in 1994. Ms. Brenner's consulting agreement terminated as of December 31, 1994.

             The Forschner Group, Inc. Charitable Insurance Program

     Forschner recognizes its responsibility to the communities in which its products are sold and the importance of charitable organizations to the country at large. The Company is also aware of the benefits to commercial good will resulting from the proper discharge of its responsibilities. In order to further these objectives, the Company instituted its Charitable Insurance Program. This program allows Forschner to provide the maximum assistance to numerous charities by utilizing tax provisions intended to encourage such activities, and to eventually recover, without interest, all amounts expended.

     Under the Company's Charitable Insurance Program (the "Program"), adopted by the Company's Board of Directors in 1993, the Company will utilize insurance on the lives of each of its directors and other designated persons (the "Insured Directors") to fulfill charitable pledges to the Victorinox-Swiss Army Knife Foundation (the "Foundation") and to charities recommended by the Insured Directors. The Company previously purchased life insurance on one of the Company's Co-Chairmen and designated the Foundation as a beneficiary of a portion of the proceeds, subject to the Company's right to revoke such designation.

     The Program enables the Company to make a meaningful commitment to the Victorinox-Swiss Army Knife Foundation, as well as a broad range of charities benefiting our communities. The Company will be able to make substantial contributions in the future to these charities at a minimal cost to the Company.

     The Victorinox-Swiss Army Knife Foundation is a tax-exempt private foundation, funded primarily by contributions from Forschner. It was organized in December 1992 for general charitable purposes, including the improvement of the welfare of underprivileged children (and others) through the encouragement of organized athletic activities, including those sports in which an underprivileged child would not ordinarily participate. Louis Marx, Jr., a director of the Company, is President and a director of the Foundation. M. Leo Hart, Co-Chairman and Chief Executive Officer and a director of the Company, Stanley R. Rawn, Jr., Senior Managing Director and a director of the Company, and Herbert M. Friedman and John Spencer, directors of the Company, are directors of the Foundation.

     The Company is the owner and beneficiary of the policies, with the right to borrow against them, and will receive the proceeds upon the death of each Insured. The proceeds will not be legally segregated from the Company's general funds and will remain subject to claims of the Company's creditors. Upon the death of an Insured Director, the Company will retain a share of the insurance proceeds equal to the cumulative premiums paid by the Company for the policy on that Insured Director's life. One half of the remaining amount will be used to fulfill a pledge to the Foundation and the other half will be used to fulfill pledges to tax-exempt charities recommended by Insured Directors and approved by the Board.

     Generally, the Company will be bound to continue to pay all premiums on the policy for the life of the Insured or, in the case of Mr. Marx, as long as he is an officer or Board member or agrees to serve as a consultant to the Company.

     Generally, there will be a small, negative impact on earnings through 1998, and an increasingly positive impact on earnings after 1998 as the cash surrender value of the insurance increases.

     If a director were to leave the Company prior to the time when the cash surrender value of the policy exceeds the aggregate premiums, and the Company received no further substantial benefit from his or her services, the obligation to pay future premiums would result in a charge to earnings at the time he or she left. The charge to earnings for 1994 with respect to directors who left the Company in 1994 is insignificant.

     The Company would not be entitled to a tax deduction, nor would the Company realize income for regular income tax purposes, at the time the policy is obtained nor as premiums are paid. Upon the death of the director (when the policy matures and the insurance proceeds are paid) the Company would not realize income for "regular" income tax purposes, but the Company might be subject to alternative minimum tax ("AMT") on a portion of the receipts from the policy. Upon the making of the cash contribution following the death of the insured director, the Company would be entitled to a deduction. Since the Company is entitled to claim as charitable deductions only 10% of its taxable income in any year, the extent of the utilization of this deduction would depend upon income. These deductions may be carried forward for a period of five years.

                                    AUDITORS

     The Board of Directors has selected Arthur Andersen LLP, Certified Public Accountants, as independent public accountants to audit the books and records of the Company at the close of the fiscal year ending December 31, 1994. A representative of Arthur Andersen LLP, is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders, to be held in 1996, must be received by the Company at One Research Drive, Shelton, Connecticut 06484 by January 15, 1996 to be included in the proxy statement and form of proxy relating to that meeting.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Financial Statements of the Company, the Supplementary Financial Information and Management's Discussion and Analysis of Financial Condition and Results of Operations are incorporated in this Proxy Statement by reference to the Annual Report to Stockholders for the fiscal year ended December 31, 1994 as if set forth herein in its entirety.


                               OTHER INFORMATION

     The solicitation of Proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking firms holding shares in their own names for customers.

     A COPY OF FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER OF THE COMPANY ON WRITTEN REQUEST TO THE OFFICE OF THE
SECRETARY, THE FORSCHNER GROUP, INC., P.O. BOX 874, SHELTON, CONNECTICUT 06484-0874.

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                                         By Order of the Board of Directors.



                                         THOMAS M. LUPINSKI, Secretary

Dated:    Shelton, Connecticut
          May 12, 1995

                                                                      APPENDIX 1

                                REVOCABLE PROXY
                           THE FORSCHNER GROUP, INC.


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE



                        PROXY FOR THE ANNUAL MEETING OF
                                STOCKHOLDERS OF
                    THE FORSCHNER GROUP, INC. TO BE HELD AT
                        801 BRIDGEPORT AVENUE, SHELTON,
                   CONNECTICUT, ON THURSDAY, JUNE 8, 1995 AT
                                   10:30 A.M.
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                   DIRECTORS

The undersigned hereby appoints JAMES W. KENNEDY, THOMAS D. CUNNINGHAM and THOMAS M. LUPINSKI, and each of them, with power of substitution to each, as the proxies and attorneys of the undersigned to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Forschner Group, Inc. (the "Company") to be held on June 8, 1995 and any adjournment thereof, for the following purposes:

(1) To elect sixteen members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

Please be sure to sign and date
this Proxy in the box below.            Date

Stockholder sign above                  Co-holder (if any) sign above


The Directors recommend a vote for:

Election of Directors          For    With-        For All
                                      hold         Except


A. Clinton Allen, Thomas A. Barron, Thomas D. Cunningham, Vincent D. Farrell, Jr., Herbert M. Friedman, Peter W. Gilson, M. Leo Hart, James W. Kennedy, Keith R. Lively, Lindsay Marx, Louis Marx, Jr., Stanley G. Mortimer III, Stanley R. Rawn, Jr., Eric Reynolds, John Spencer, John V. Tunney

(Instruction: To withhold authority to vote for any individual, mark "For All Except" and write that nominee's name in the space provided below:)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL ABOVE-NAMED NOMINEES.

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly each stockholder named should sign.


................................................................................
   Detach above card, sign , date and mail in postage paid envelope provided.

                           THE FORSCHNER GROUP, INC.
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                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
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